Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES THIRD-QUARTER AND NINE MONTH 2017

FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

DAVIS, Calif. (November 9, 2017) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company that creates value for farmers while benefitting the environment and enhancing human health, today released its financial and business results for the third quarter of 2017.

Financial and Operational Highlights

•

Financial performance. Product and Contract Research and Government Grant Revenues were up year-to-date, and overall revenues were consistent with the prior year. Operating expenses were down double-digits over the prior year third quarter and year-to-date, with net loss lower by 8 percent year-to-date.

•	Technology advancement. In-licensed CRISPR-Cas9 gene editing technology will further enable non-GM trait commercialization, accelerating the development of certain traits by as much as two years.

•

Commercialization of non-GM health and ingredient traits. In response to customer demand, Arcadia significantly expanded the non-GM wheat trait portfolio, adding a reduced gluten trait variety to its pipeline. In addition, Arcadia is enhancing near-term revenue opportunities for its high-fiber wheat products by targeting the animal feed market along with consumer markets.

•

Commercialization of agricultural productivity traits advances in India. Event-selection field trials and efficacy field trials have been approved and planted by our partner Mahyco in India for Nitrogen Use Efficiency (NUE) and Water Use Efficiency (WUE) traits in cotton and rice, signaling potential upcoming milestone achievements.

•

Regulatory advancements for drought tolerance traits. The FDA completed its safety review of Arcadia’s HB4 stress-tolerant soybeans allowing products derived from the trait to be used commercially in human food and animal feed. The FDA also concluded that the functional protein for the WUE trait is safe for humans and animals.

•	New development collaboration with Dow AgroSciences (DAS). Together with DAS, Arcadia is developing and commercializing a breakthrough, improved non-GM wheat quality trait in North America.

•

Corporate governance enhancement. Arcadia expanded its board industry expertise by adding ag biotech veteran Amy Yoder to the board of directors. Amy is president and CEO of Anuvia Plant Nutrients and the former president and CEO of Arysta LifeScience. Amy brings much valued industry insight and expertise, as well as public company board experience.

“These tangible financial, operational and market accomplishments reflect the fundamental advances we’ve made in our growth strategy for building long-term shareholder value,” said Raj Ketkar. “Importantly during the quarter, we’ve further broadened and advanced to market an unparalleled non-GM health and nutritional ingredient products pipeline, and we’ve jump-started the deregulation and commercialization of two of our leading ag productivity traits, Water- and Nitrogen Use Efficiency in rice and cotton.”

Revenues

Revenues for the quarter were $589,000, 45 percent lower than the $1.1 million for the third quarter of 2016. The quarter-over-quarter decrease was driven by the successful completion of a four-year grant in the second quarter of 2017. For the first nine months of 2017, overall revenues of $2.6 million were consistent with 2016 results.

Operating Expenses

In the third quarter of 2017, operating expenses totaled $4.2 million, down from $5.0 million in the third quarter of 2016, a decrease of $798,000 or 16 percent. For the first nine months of 2017, operating expenses were $13.9 million, compared to $15.8 million during the same period in 2016, an improvement of 12 percent. Research and development (R&D) spending decreased by $1.4 million, and general and administrative (SG&A) expenses decreased by $472,000. Both expense categories had decreases driven primarily by lower salaries and benefits, mainly the result of workforce reductions made during 2016.

Net Loss and Net Loss Attributable to Common Stockholders

Net loss and net loss attributable to common stockholders for the third quarter of 2017 was $4.5 million, or a loss of $0.11 per share, 8 percent greater than the $4.2 million loss in the third quarter of 2016. Net loss and net loss attributable to common stockholders for the first nine months of 2017 was $12.7 million, or a loss of $0.29 per share, an 8 percent improvement from the $13.9 million loss in the first nine months of 2016.

Liquidity

In July 2017, the Company repaid its outstanding term loan with Silicon Valley Bank, including the principal balance of $25.0 million, an early prepayment fee of $500,000 and an end-of-term payment fee of $625,000. Accordingly, a nonrecurring loss on extinguishment of debt in the amount of $900,000 was recorded and comprises the $1.125 million of fees and $41,000 of deferred loan issuance fees, partially offset by $267,000 of previously amortized end-of-term fees. As a result of the early termination of the facility, management estimates the company will save a total of $2.0 million in cash interest payments over the remaining term of the original facility.

Financial Outlook

Management continues to target overall revenue growth in 2017 compared to the prior year, led primarily by an expected increase in license revenues. Expenses are expected to hold steadily below prior year, while the company maintains healthy investments in the development and commercialization of its pipeline traits. Management believes these trends will result in a meaningful reduction in the use of cash from operations versus the prior year while continuing to advance its key productivity and nutrition ingredient traits to market.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, November 9, to discuss third-quarter financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-844-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	6269659

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs. Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2016. These documents are on the SEC Filings section of the “Investors” section of the company’s website at www.arcadiabio.com.  All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers, enhance human health and improve the environmental sustainability of agriculture. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. For more information, visit www.arcadiabio.com.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$2,930	$2,013
Short-term investments	12,767	48,547
Accounts receivable	73	349
Unbilled revenue	61	184
Inventories — current	236	252
Prepaid expenses and other current assets	1,099	877
Total current assets	17,166	52,222
Property and equipment, net	369	508
Inventories — noncurrent	1,179	1,327
Long-term investments	—	2,498
Other noncurrent assets	264	19
Total assets	$18,978	$56,574
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,863	$2,359
Amounts due to related parties	31	30
Unearned revenue — current	626	740
Total current liabilities	2,520	3,129
Notes payable — noncurrent	—	25,127
Unearned revenue — noncurrent	2,791	3,120
Other noncurrent liabilities	3,000	3,000
Total liabilities	8,311	34,376
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 and 400,000,000 shares authorized as of September 30, 2017 and December 31, 2016; 42,683,063 and 44,487,678 shares issued and outstanding as of September 30, 2017 and December 31, 2016	43	44
Additional paid-in capital	174,925	173,723
Accumulated deficit	(164,297)	(151,550)
Accumulated other comprehensive loss	(4)	(19)
Total stockholders’ equity	10,667	22,198
Total liabilities and stockholders’ equity	$18,978	$56,574

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Product	$82	$102	$482	$422
License	144	218	353	510
Contract research and government grants	363	755	1,763	1,716
Total revenues	589	1,075	2,598	2,648
Operating expenses:
Cost of product revenues	40	60	262	242
Research and development	1,749	2,255	5,241	6,673
Selling, general and administrative	2,415	2,687	8,410	8,882
Total operating expenses	4,204	5,002	13,913	15,797
Loss from operations	(3,615)	(3,927)	(11,315)	(13,149)
Interest expense	(43)	(331)	(747)	(985)
Other income, net	46	90	246	242
Loss on extinguishment of debt	(900)	—	(900)	—
Net loss before income taxes	(4,512)	(4,168)	(12,716)	(13,892)
Income tax provision	(13)	(7)	(31)	(24)
Net loss and net loss attributable to common stockholders	$(4,525)	$(4,175)	$(12,747)	$(13,916)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.11)	$(0.09)	$(0.29)	$(0.31)
Weighted-average number of shares used in per share calculations:
Basic and diluted	42,676,916	44,370,061	43,272,083	44,336,324
Other comprehensive income (loss), net of tax
Unrealized gains (loss) on available-for-sale securities	8	(1)	14	108
Other comprehensive income (loss)	8	(1)	14	108
Comprehensive loss attributable to common stockholders	$(4,517)	$(4,176)	$(12,733)	$(13,808)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,747)	$(13,916)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	215	227
Gain on disposal of equipment	(3)	—
Net amortization of investment premium and discount	(82)	115
Loss on sale of investments	2	—
Stock-based compensation	1,177	661
Accretion of debt discount	98	148
Loss on extinguishment of debt	900	—
Changes in operating assets and liabilities:
Accounts receivable	276	609
Unbilled revenue	123	(62)
Inventories	164	(32)
Prepaid expenses and other current assets	(222)	(492)
Other noncurrent assets	(245)	4
Accounts payable and accrued expenses	(496)	237
Amounts due to related parties	1	—
Unearned revenue	(443)	(277)
Net cash used in operating activities	(11,282)	(12,778)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4	—
Purchases of property and equipment	(77)	(222)
Purchases of investments	(19,405)	(21,129)
Proceeds from sales and maturities of investments	57,778	20,247
Net cash provided by (used in) investing activities	38,300	(1,104)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of debt issuance costs	—	(46)
Payments of debt extinguishment costs	(1,125)	—
Payments on notes payable	(25,000)	—
Proceeds from exercise of stock options and ESPP purchases	24	428
Net cash (used in) provided by financing activities	(26,101)	382
Net increase (decrease) in cash and cash equivalents	917	(13,500)
Cash and cash equivalents — beginning of period	2,013	23,973
Cash and cash equivalents — end of period	$2,930	$10,473
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$746	$755
Cash paid for income taxes	$2	$2
NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment included in accounts payable and accrued expenses	$2	$—
Exchange of membership interest in unconsolidated entity for common stock	$2	$—
Stock option exercise cost included in accounts receivable	$—	$6

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